EXHIBIT 99.1

                                 TRILOGY CAPITAL

                                  MAY 18, 2004
                                 11:00 A.M. CDT

Moderator   Ladies and gentlemen, thank you for standing by and welcome to the
            Biophan conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session; instructions will be given at that time. As a reminder, this conference is being recorded.

            I'd now like to turn the conference over to our host, Mr. Michael Weiner, President and CEO of Biophan Technologies. Please go ahead, sir.

M. Weiner   Thank you very much and welcome to the Biophan conference. We have some great news to discuss today, but first, I'd like to read this cautionary statement.

            This conference call will contain forward-looking statements made by officers of Biophan Technologies that involve risks and uncertainties that could affect Biophan's ability to achieve the anticipated results and which are not based on historical fact. Such forward-looking statements are based on current expectations of management that involve risks and uncertainties. Biophan's actual results, performance or any achievements, could differ materially from the results, performance or achievements projected in or implied by such forward-looking statements. As a result, the various factors and uncertainties which are described in Biophan's filings with the Securities and Exchange Commission including, where applicable, its most recent filings on Form 10-KSB and 8-K. Biophan's filings with the SEC are available to the public from commercial document retrieval services and at the Web site maintained by the SEC free of charge at www.sec.gov.

            Again, thank you for joining us this morning. We're quite excited about our involvement in the Biothermal Battery allowed to us by our acquisition of a majority interest in the small company called TE-Bio, whose mission is to commercialize these capabilities and holds an issued U.S. patent, which we have put forth in our recent press release and is on our Web site at Biophan. I'd like to give to take a moment or two just to explain a bit about who Biophan is and what we're up to, and why this is an important and complementary acquisition for us.

            Biophan's mission is to enable over $10 billion of the biomedical devices on the market annually, to be MRI safe and image compatible. Basically, this involves two problems. The first is that, a large number of devices have various safety issues, where it's unsafe for a patient to go on an MRI if they have these devices, such as a pacemaker or defibrillator or neuro-stimulator, each of which is subject to heating problems and voltage fluctuations that can cause a variety of problems, some of them are very dangerous.

            Fortunately, over the last four years of research, we've cracked the technology issues and we are now working with manufacturers who are exploring the adaptation of these technologies for their products. It's a big deal for a company who makes a product that currently could be dangerous to somebody to make a bold statement that it's now safe; but the industry is moving in that direction and we're very much at the forefront of that technology development.

            At the same time, there are another series of devices, which are quite safe, but you can't see them very well under MRI. These would be things, such as clips, sternum wires, stents, staples, smaller drug pumps, devices that aren't large enough to create heating problem, but nonetheless, block out the image on an MRI so that you can't see them. There's also the merger of the two problems, where there are a number of products which, once you make them safe, and let's take a pacemaker, once you make a pacemaker safe and solve the safety issues, you'll be able to put a patient in the MRI coil who needs a brain scan or a colon scan or knee scan. But safety alone will not allow them to have their heart imaged because the pacemaker lead and the pacemaker device will obliterate those areas of the body in the image.

            That's where image compatibility comes in. We've had quite a bit of success developing thin film, nanomagnetic particle technologies, which minimize these artifacts, so you can begin to see the device. So as an example, it's pretty clear that MRI-safe pacemakers will enter the market; but the patients who don't have image compatible ones will not be able to undergo MRI angiograms and will have to continue, when they need an angiogram, to have an invasive procedure.

            Whereas those pacemaker companies who work with us and have our image compatibility coatings also on their device, will be able to have their patients be imaged with MRI and this is, we believe a significant competitive advantage.

            Then, devices used in interventional medicine like the 48-inch long, stainless steel guidewires that are used to implant stents, these procedures are done under X-ray and the installing physicians are exposed to ionizing radiation, which is dangerous. They wear heavy lead aprons, which unfortunately, causes many of them to have back problems. So the question you might ask logically is, why don't they do these procedures under MRI where there is no ionizing radiation, and where you can see better soft tissue and better see this metal device that's being threaded through your vascular system?

            The reason why is that, these guidewires both have a safety issue, they get hot and they blacken the image out. Now in the guide wire area, we've pretty much cracked the code on solving both of these problems and that not only is good for Biophan and our customers when they make MRI safe guidewires, but it could open up a whole new field of interventional medicine, which could be very beneficial to the MRI device manufacturers and to the physicians and to the patients. So these technologies have a fairly significant impact long-term on the healthcare industry. This, of course, will be very good for the Biophan shareholders.

            This puts us in a very unique position in another interesting way. We are actively involved, mostly under confidentiality agreements, with many of the R&D and new business development people in most of the larger biomedical device companies. We have announced that we have a joint development agreement with Boston Scientific, which is going well and has moved into the second phase and is expanding into more product lines and we'll have information in the future with them on the status of that relationship.

            What I'd like to explain to our listeners today is that, our two key technology officers, Stu MacDonald, VP of R&D and Jeff Helfer, VP of Engineering, who both come from long careers at Johnson & Johnson divisions and prior to that at Kodak Health Sciences, are in active discussions with the executives and the engineers and the technologists who run these biomedical device programs. And as result, with this access, we have a very good understanding of other problems that face the industry where there are technical solutions that haven't been solved, but which could be enormously valuable to our customers and to our shareholders, if we could crack the code on these problems, as well.

            We pay a lot of attention to this, and in the case of the Biothermal Battery; we did about six months of market probes, once we learned that advances in thermoelectric materials would allow this device to come on to the market. We also learned from our discussions with our customers that our technology could be applied to make MRI contrast agents, another product line we announced. As we were aware of the fact that a Biothermal Battery was now within striking distance because of major advances in thermoelectric materials, we have explored and worked with our board members on this acquisition, and I'd like to put it a bit in perspective before we open this up for questions.

            Today, implantable devices that require power, and let's use a pacemaker as an example, use proprietary rather remarkable advanced batteries, most of which are made with lithium iodine. And in the case of the pacemaker, the industry says it has an average life of about eight years and they often last longer. But other devices, like neurostimulators, miraculous devices that can eliminate the tremors of a Parkinson's patient within hours after the implantation of the device, are on constantly and the only less than average is three years and then they have to be surgically replaced.

            Now here are drug pumps, which go into the body and some were put in the stomach and some of the operations to replace these can be extremely painful, especially to young children, who may have to undergo multiple procedures over the years. If there were a way to make batteries much longer lasting, this would be a godsend for these types of devices. And the reason they don't use rechargeable batteries that much in the smaller devices is it's rather problematic for the patient to have to continually recharge them. A device that could generate power from body heat could extend a life of these lower powered devices potentially as long as the material itself can last and indications are that these materials have a potential life of 30 years.

            So the way this would work in the pacemaker and smaller devices, biosensors, drug pumps, neuro-stimulators, etc., is that, heat coming from inside the body as it moves out, creates a variation in the delta of the variation of the temperature levels; and in the past, thermoelectric materials needed about 30 degrees of difference to produce electricity. They use these type of devices, for example, in this Voyager space shuttle, where they're out of the range of sunlight, to power the devices. They are rather remarkable, they had tremendous success. And over the years as the technology has been developed, they've been making these materials much, much more efficient.

            With the nanotechnology revolution under way, the ability that now put thousands and thousands of these small semi-conductor nodes that convert heat to electricity in the small space, perhaps the size of one or two postage stamps, has become feasible. And research by scientists in the thermoelectric field indicate that efficiencies as low as three degrees can create power in the range of 100 microwatts making it possible to generate the kind of voltage these devices need, which is in the three to four volt range. Pacemakers use three volts and neurostimulators use four.

            When we realized this, we realized that this could enable a device that could augment a pacemaker battery by recharging it 7x24 with a "trickle charge" this might extend several years of its life. The research that we've hired experts in the field to do for us indicates that we can get as much as 100 microwatts out of this material. And if that be the case, then we could potentially replace a pacemaker battery.

            Additionally, a larger device like a defibrillator that puts out an 800-volt blast to the heart when needed, lasts on average of five or six years. They are like a pacemaker battery, for the most part, and it's only when they have to admit a large pulse, that they consume a lot of power. So the thought here, a very exciting one, is this material could recharge the defibrillator battery on a 7x24 basis, and allow the device might last a longer amount of time, perhaps 10 or 15 years, perhaps longer.

            We were able to confirm these potentials. We then worked with our board of directors and negotiated what we think is a very attractive deal for Biophan. Biophan will pay $300,000 a year towards R&D and allow its management to provide technical support, infrastructure and marketing to TE-Bio. And in exchange for that, Biophan is acquiring 51% of the company. There is no stock involved and no other payments or commitments.

            For TE-Bio, this is a good situation because it was in the start-up mode. It was going to be raising venture capital and have to invest in infrastructure and overhead and hire a management team. There's always the uncertainty of whether that management team would have the credibility to be persuasive to the very customers that we need to sell to, where Biophan has already has a very well established relationship.

            The last thing that happened that caused us to take this action was that, about a year ago, we met with a scientist at NASA, who told us that these advances in material science in thermoelectrics, which they have been heavily invested in and aware of for years, made this look very feasible. So we had an independent source of confirmation.

            The TE-Bio Company will pay a 5% royalty on sales to Biomed Solutions, their partner. Biomed Solutions is a company that I founded five years ago and is the company, a small portfolio holding company, from which Biophan emanated in December of 2000.

            We believe that we have an opportunity to make a major contribution to the biomedical device industry and pick up some share of the $500 million market, and we believe that we can produce working prototypes within one to two years. This isn't for certain; it might be sooner and it might take longer, but we believe it will work and that it will make a wonderful addition to our product line.

            At this time, I'd like to open up for questions. Thank you very much.

Moderator   Thank you. And we don't have any questions in queue at this time,
            Mr. Weiner. Please continue.

M. Weiner  Okay. We do have some written questions, which were submitted in advance, so I will read several of them and answer them. And then, if any caller has come in, we'll switch to them.

            A question is, what is the competitive edge to the battery technology and why and when will it beat the competition to market? Will the battery technology be codeveloped with Wilson Greatbatch?

            First of all, we're developing this independently. We will announce some R&D partners in the near future. But the Wilson Greatbatch Company is not one of them at this time, although we do have a friendly relationship with that neighbor of ours in upstate New York.

            The competitive edge to the battery technology is longer life, primarily. Longer life and it ought to be either cost competitive or cost advantaged, but it really depends on the device, as to whether the thermoelectric material will be able to replace the existing battery or augment it, basically providing it round-the-clock charging. That is the main advantage, longer life.

            To the patients, this is a big advantage. To the manufacturers, it depends on point of view, whether they really want to reduce the replacement cycle of their devices; that's been a debate since that beginning of the pacemaker industry, which I'm sure will go on forever.

            Next question is, what is the expected period from moving to a new stock exchange? We are doing everything we can to get on to a major exchange this year and this looks quite likely. We are working hard right now to raise the minimum net worth capital requirements, which are really the only thing standing in our way. I feel quite good about that.

            The next question, what is Biophan's overall strategic plan for acquisitions and how is the company going to finance that growth? The second part of that question says, is it to become a dominant leader in medical applied nanotechnology? Our strategic plan for acquisitions is, as I described earlier, where we find technology that we believe can provide an advantaged benefit to our customers; Second, if it has strong intellectual property protection, with either issued patents or pending patents. And third, if it is the type of device that could be sold to the large manufacturers, that's our business model.

            If it fits those parameters, and we are looking at some other things that fit those parameters, then it becomes an acquisition target for Biophan. Whether that's an acquisition of a company, a license to a patent or whether we do the innovation internally, that's all based on the situation at hand. But if it can be sold to a large, well-established company that has a product line already in the market, and then they take on the burden of FDA approvals and marketing and distribution, it fits our model.

            The second part of the question is, does this mean we will become a dominant leader in medical applied nanotech? Well, hopefully, but that's not necessarily the main goal. The main goal for us is to solve customer's problems. Whether that uses nanotechnology or filters or photonics is not as much an issue to us. We do not particularly think of ourselves as a nanotech company, but a company that knows a lot about nanotech and can develop it and utilize it when it makes sense. Our primary mission is to be of service to the biomedical device community and to service our customers who are the manufacturers of these devices.

            Another question is, what is the expected timeline for revenue. Will additional financing be needed beyond what has been agreed to with SBI? And that refers to a financing agreement we have for up to $25 million in capital. We're not forecasting timelines to revenue, but the technologies that we have, and the discussions we're in have thepotential for there to be revenue within the next 12 months and that could be sufficient to allow us to reach positive cash flow. That's our goal.

            We can't completely control when our customers will agree that we have something they want and how much they'll pay for it, and progress in this market is important, and maintaining good relationships with our customers is very important. So it's a little bit difficult to say just when, but it certainly is our goal.

            And this additional technology, even though I've said it may take one to two years to get it to the proof of prototype where we can then develop a product which may then take another year to productize, it does not generate revenue when the product ships. Revenue will come when a customer believes this is real enough to want to put money on the table to buy a competitive advantage against their competition; and in actuality, the real business of Biophan is selling competitive advantage.

            Are there any live calls?

Moderator   Yes, sir. We do have a question from the line of Brian White, a private investor. Please go ahead, sir.

B. White Yes. Any other products on the horizon besides this, what we have now? Anything else in the pipeline?

M. Weiner   Yes, there are. But we don't want to pre-announce it for a variety of reasons, but there will be additional products. I just explained a little bit about what the criteria is, and we are looking right now at a very exciting additional product, which has several advantages for MRI-safety and image compatibility. As soon as the things are wrapped-up on the deal side and we're prepared to make an appropriate release, you'll be hearing about it.

Moderator   We do have a question from the line of Daniel Eritt, another private investor. Please go ahead.

D. Eritt Hello, Mr. Weiner. Congratulations on your company and the success you've had so far. I have one question about the next phase with Boston Scientific, any timeline for that?

M. Weiner   We've already moved into the next phase as I mentioned earlier; and
            the way these things work is that they and we have a shared interest in making certain products of theirs more competitive and more beneficial for patients. It is hard to predict exactly when during the R&D phase that you get to the point of comfort, where you want to make a decision in their case, to further extend their exclusive options or to commit a product to market.

            Then, it's very hard for us to share with you where we really are because very often, these things are being done for competitive advantage purposes and you don't really want to signal to the competition too quickly, exactly what you're doing and when you'll get there. It may seem fairly vague with specifics, but you will be hearing more news about our relationship with them, and it is going forward.

Moderator   Thank you.


M. Weiner   I think we have a few other questions that were submitted in writing. I'll read one of them here. Is it clear that, given the choice, every person having a low battery-powered implantable device and medium power device, would choose a 30-year use life self rechargeable battery, rather than a six-year non-rechargeable battery? I'm not sure if that question is clear but I think the question is simply stated, will people choose the long life over what's there today when it's available?

            The answer is, the patient doesn't get to choose. If the patients got to choose, there would be MRI-safe pacemakers on the market today; there would be none that aren't safe because we have solved that problem. We can prove it and it's up to the manufacturers to adopt these technologies to get the MRI-safe products to market. We're beginning to see that now, but it's a slow path. The real issue is not whether the patient will choose; it's whether the manufacture will choose and the manufacture will choose if they think the physician will choose their device over competition.

            Manufacturers also have a bit of a dilemma. If they're replacing a device every three years and they make it last ten, that isn't necessarily great for their revenue if they don't have much competition. But I think that the interest of patient safety are very important to the manufacturers of biomedical devices; and so I believe that the answer is, the manufacturers will choose to be competitive, and then the physicians will choose and the patients will benefit, but the patients do have a voice.

            There's been some really good work done at pacemakerclub.com, a site we've recently elected to sponsor, as an example, which has put a lot of pressure on the pacemaker manufacturers and has also indicated through surveys, that most people that have pacemakers have had problems with MRI and they want a change. And this has caused the industry to begin to take the decision (to provide MRI safe devices) more seriously.

            In fact, Medtronic announced recently that they're working on an MRI-safe pacemaker and in the future, MRI-safe pacemakers will be the new gold standard to which we said "Hallelujah!". And then we said, well actually, MRI-safe pacemakers that are image compatible will be the new gold standard and MRI safe pacemakers that are not image compatible will be a close second.

            Do we have any other live questions?

Moderator   Yes. We have a couple of questions in queue. I will go to the line of Robin Hao with Child. Please go ahead.

R. Hao Michael, I have a question. You had some patents that are currently waiting approval. Can you tell us anything that those patents involve; is it new technology or is it maybe just a variation of some things that you already have in the works? Thank you.

M. Weiner   It's both. Let's see. There are nine issued patents; there are six that have been allowed. I don't remember exactly, which six have been allowed, but some of them are in the nanomagnetic particle coatings and some of them are in photonic area. And one of them isone we don't talk about too much until it's issued, but it's the one that allows the pacemakers to not only be safe from heating problems, but to be immune to the electrical pulses that can cause the rapid heartbeats that can put the patient into a tachycardia event, and create a fibrillating heart, and potentially, they are the problems that can be the fatal ones in the MRI machine, if you don't catch them in time.

            And we have a solution to that. We've demonstrated it in the MRI machines. We've showed it to the manufacturers;where it has created a lot of excitement, and the patent we'll issue soon. When it issues, we'll talk more about it.

            The 45 other patents that are in development, they cover a lot of new and exciting things. The nanomagnetic particle coatings that have been developed by Dr. Xingwu Wang at Nanoset, exclusively licensed to Biophan, can do some rather remarkable things besides MRI image compatibility; these are things that we think can really be very beneficial to the future of the coating of biomedical devices.

            When we were at the Frost & Sullivan conference, where we won the award for image technology, also attending was the CEO of Angiotech, Dr. Hunter, who won an award for his work on the drug-eluting stent. And at the conference, the Frost & Sullivan analysts reported that the biggest thing going on in the future of biomedical devices are the various coatings, particularly the marriage of drugs and devices. That is going to be much more pervasive than just stents.

            We've been very active in that area and we have found ways to use these nanomagnetic particle coatings, which have reactions to external fields in ways that we think can impact many other devices and many other coating types. And just to give you one example and a little bit of a hint, we just had a patent allowed, which will soon issue--covers hitting a device that's coated in the body with one frequency, and having that device, return a different frequency. This has a very clear potential use for diagnostics, but it may even have a use for therapeutics.

            We're doing also lot of work in that area, but we're not talking about it too much because first of all, it's pretty early and although we are covering this with patents extensively, until we have some demonstrated proof of feasibility and it is a little further along, we're not bragging about all the work underway, but we're very opportunistic at Biophan. We like technology and we like to solve additional problems and offer our customers additional capabilities, so there's quite a bit more on the horizon that these patents will enable, over time.

            We're trying to put the ones that are issued or allowed up on our Web site, so you can see them. Many of the other ones that are underway are a little hard to find, but if you are knowledgeable about patent searches you can search for patents by Xingwu Wang, and many of them can be found that way.

Moderator   Mr. Weiner, our final question then will come from the line of Randy
            Kerr with Air Products. Please go ahead.

R. Kerr Yes, Mr. Weiner. My question would be, what makes you somewhat confident that you would make a major exchange, given the fact that you're not quite sure when you could start producing revenue? We're just curious about that situation.

M. Weiner   Revenue is not a requirement for listing on a major exchange, and that's why I'm quite confident. The requirements for each of the exchanges is different and they post them on their Web sites and they also, sometimes, make exceptions. So, one of the requirements could be price, but not always. Length of time in business, quality of the management team, net worth, there are a number of these factors.

            We've been in discussions with the major exchanges. I'm confident we can list this year as long as we can raise $5 million to $7 million of capital, and we have that commitment. The only thing that will slow us down is that, we don't have to take that money. We get it when we want it and I don't want to do anything that would harm the nice growth in our share price. I would even delay, somewhat, a listing on a major exchange if needed, if the market volume weren't strong enough to support our raise of capital, but the market volume looks good, the price looks good, for this raise.

            So I believe this year, we'll be able to raise the capital, and I believe that that will meet all requirements for a listing, and I also anticipate that we will not have to do any adjustments to the cap structure.

            I would like to thank everyone for this chance to communicate through this vehicle. This is our first use of the conference call and I'm sure we'll be doing more. I thank you very much for your support and helping Biophan achieve our goals of improving the biomedical device industry and capabilities for patients.

            Please remember that we don't make implantable devices. We make them safer and we make them imageable, for MRI. And now, with the acquisition of TE-Bio and the Biothermal Battery,we may make implantable devices, but they'll always go inside of another product or augment another product. Thank you so much for your time.

Moderator   Thank you. Ladies and gentlemen, this conference will be available for replay after 3:30 p.m. today through Friday, June 18, 2004 at
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            That does conclude our conference for today. Thank you for your
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